Exhibit 5.1

May 28, 2014

Resonant Inc.
110 Castilian Drive, Suite 100
Goleta, California 93117

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to 517,500 shares (the “Common Shares”) of Common Stock, par value $0.001 per share, of Resonant Inc., a Delaware corporation (the “Company”); and (ii) up to 51,750 shares of Common Stock of the Company (the “Underlying Shares”) underlying a warrant (the “Underwriter’s Warrant”) to be issued to the underwriter.  The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-193552), which was declared effective by the Securities and Exchange Commission on May 28, 2014 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) forms of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company which have been filed with the Commission as exhibits to the Registration Statement, (c) the Underwriter’s Warrant, and (d) the corporate actions of the Company that provide for the issuance of the Common Shares, the Underwriter’s Warrant and the Underlying Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the federal laws of the United States of America. For purposes of this opinion, we assume that the Common Shares and Underlying Shares were, or will be, as applicable, issued in compliance with all applicable state securities or blue sky laws.

Based upon and subject to the foregoing, it is our opinion that the Common Shares are duly authorized for issuance by the Company and, when the Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware and the Common Shares are issued and paid for as described in the Registration Statement and the Prospectus, such Common Shares will be validly issued, fully paid, and nonassessable.

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1453 3rd Street Promenade, Suite 300 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292

Based upon and subject to the foregoing, it is our opinion that the Underlying Shares have been duly authorized and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Underwriter’s Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP

Stubbs Alderton & Markiles, LLP